Exhibit 10.29

To:  Dr. Charles Q. Morris

From:  Mr. Daniel M. Junius

Date:  March 31, 2016

Dear Dr. Morris:

In recognition of the financial hardship you are incurring in maintaining a second residence in Massachusetts as a result of having your primary place of employment at our Waltham, Massachusetts headquarters, the Compensation Committee has authorized the payment of an extended housing allowance to defray that cost for the next six months when you will be in a position to relocate to the Massachusetts area.

Subject to the terms and conditions of this letter, you will be entitled to receive a housing allowance in the aggregate amount of $37,600 to be paid in conjunction with our normal payroll cycle following your countersignature of this letter (the “Effective Date”).

If within six months of the Effective Date, you terminate your employment with the Company (other than by reason of death or disability), or your employment is terminated by the Company for Cause (as such term is defined in the Severance Pay Plan for Vice Presidents and Higher), you will promptly reimburse ImmunoGen for the prorated amount between the Effective Date to the effective date of termination of your employment.

Sincerely,

/s/ Daniel M. Junius

Daniel M. Junius

President and Chief Executive Officer

Acknowledged and Agreed to:

/s/ Charles Q. Morris______________5th April 2016

Charles Q. MorrisDate: